Exhibit 32.2

LIBERTY PROPERTY TRUST

CERTIFICATIONS REQUIRED BY

RULE 13a-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

In connection with the Quarterly Report of Liberty Property Trust (the “Company”) on Form 10-Q for the quarterly period ended June 30, 2011, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, GEORGE J. ALBURGER, JR., Executive Vice President and Chief Financial Officer of the Company, certify in connection with Rule 13a-14(b) under the Securities Exchange Act of 1934, as amended, that based on my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ GEORGE J. ALBURGER, JR.
George J. Alburger, Jr.
Executive Vice President and Chief Financial Officer

Date: August 5, 2011